                                                                                                                           Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports Record Second Quarter
 And Six Months Results

Management Again Raises Earnings Guidance

Houston, TX, August 8, 2019   – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the second quarter and six months ended June 30, 2019.

For the second quarter ended June 30, 2019, USPH’s Operating Results (as defined below) increased 11.7% to $10.3 million, or $0.81 per diluted share, as compared to $9.2 million, or $0.73 per diluted share, in the second quarter of 2018. For the six months ended June 30, 2019, USPH’s Operating Results increased 14.7% to $18.8 million, or $1.47 per diluted share, as compared to $16.4 million, or $1.29 per diluted share, in the first six months of 2018. Operating Results per share, a non-GAAP measure, equals net income attributable to USPH shareholders per the consolidated statements of net income, and excludes the impact of the gain on the sale of a partnership interest and the revaluation of redeemable non-controlling interest, net of tax, to calculate earnings per share. On June 30, 2019, the Company sold its 50% interest in one physical therapy partnership to the group’s founders for $11.6 million and recognized a pre-tax gain of $5.8 million on the sale.

For the second quarter ended June 30, 2019, USPH’s net income attributable to its shareholders was $14.6 million, inclusive of the gain on the sale of the partnership interest, as compared to $9.2 million in the second quarter of 2018. Inclusive of the charge for revaluation of non-controlling interest, net of tax, used to compute diluted earnings per share, in accordance with Generally Accepted Accounting Principles (“GAAP”), in the recent quarter, the amount is $10.8 million, or $0.85 per share, as compared to $6.0 million, or $0.48 per share for the second quarter of 2018.  For the six months ended June 30, 2019, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $23.1 million as compared to $16.4 million for the comparable period of 2018. Inclusive of the charge for revaluation of non-controlling interest, net of tax, used to compute diluted earnings per share, in accordance with GAAP, in the recent six months, the amount is $15.8 million, or $1.24 per share, as compared to $9.4 million, or $0.74 per share for the second quarter of 2018.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not included in net income but charged directly to retained earnings and is included in the earnings per basic and diluted share calculation.  See the schedule on page 8 for the computation of diluted earnings per share.

Second Quarter 2019 Compared to Second Quarter 2018

•
Net revenues increased $11.3 million, or 9.8%, from $115.1 million in the second quarter of 2018, to $126.4 million in the second quarter of 2019, due to an increase in net patient revenues from physical therapy operations, internal growth, new clinic development and acquisitions, and an increase in the revenue from the industrial injury prevention business, due to internal growth and an acquisition.

•
Net patient revenues from physical therapy operations increased approximately $7.4 million, or 7.0%, to $113.4 million in the second quarter of 2019 from $106.0 million in the second quarter of 2018 due to an increase in total patient visits of 6.0% from 998,000 to 1,058,000 and an increase in the average net patient revenue per visit to $107.16 from $106.16. Of the $7.4 million increase in net patient revenues, $4.6 million related to an increase in business of clinics opened or acquired prior to July 1, 2018 (“Mature Clinics”) and $2.8 million related to clinics opened or acquired after June 30, 2018 (“New Clinics”). Revenue from physical therapy management contracts was $2.2 million for both the second quarter of 2019 and the 2018 comparable period.

•
Revenue from the industrial injury prevention business increased 64.0% to $10.3 million in the second quarter of 2019 compared to $6.3 million in the second quarter 2018 due to internal growth and an acquisition in April 2019.  Other miscellaneous revenue was $0.5 million in the second quarter of 2019 and $0.7 million in the second quarter of 2018.

•
Total operating costs were $95.0 million, or 75.1% of net revenues, in the second quarter of 2019 as compared to $88.0 million, or 76.4% of net revenues, in the second quarter of 2018. The $7.0 million increase was attributable to $2.6 million in operating costs related to New Clinics, an increase of $1.9 million related to Mature Clinics and an increase of $2.5 million related to the industrial injury prevention business including a recent acquisition. Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, were 55.9% of net revenues in the recent quarter versus 56.1% in the second quarter of 2018. Rent, supplies, contract labor and other costs as a percentage of net revenues were 18.2% in the second quarter of 2019 versus 19.3% in the second quarter of 2018. The provision for doubtful accounts as a percentage of net revenue was 1.0% for both periods.

•
The gross profit for the second quarter of 2019 grew by 15.7%, or $4.3 million, to $31.4 million, as compared to $27.1 million in the second quarter of 2018. The gross profit percentage increased by 130 basis points to 24.9% of net revenue in the recent period as compared to 23.6% in the 2018 second quarter. The gross profit percentage for the Company’s physical therapy clinics increased by 100 basis points to 24.7% in the recent quarter as compared to 23.7% in the second quarter of 2018. The gross profit percentage on physical therapy management contracts declined by 90 basis points to 15.4% in the 2019 second quarter as compared to 16.3% in the 2018 second quarter. The gross profit percentage for the industrial injury prevention business increased by 480 basis points to 29.2% in the recent quarter as compared to 24.4% in the 2018 period.

U.S. Physical Therapy Press Release	Page 2
August 8, 2019

•
Corporate office costs were $11.5 million in the second quarter of 2019 compared to $10.1 million in the second quarter of 2018. Corporate office costs were 9.1% of net revenues for the second quarter of 2019 quarter as compared to 8.8% for the second quarter of 2018.

•
Operating income for the second quarter of 2019 increased 16.9% to $19.9 million as compared to $17.0 million in the second quarter of 2018. Operating income as a percentage of net revenue increased by 90 basis points from 14.8% in the 2018 period to 15.7% in the recent quarter.

•
The gain of $5.8 million in the second quarter of 2019 resulted from a sale of partnership interest. As previously disclosed, on June 30, 2019, the Company sold its 50% interest in one physical therapy partnership to the group’s founders.  The sales proceeds, all of which is cash, was $11.6 million, which is included in the consolidated balance sheet in the line item – Receivable, net – sale and purchase of partnership interest.  The $2.2 million dollar offset relates to the Company’s purchase of interest from the group’s founders in three other partnerships which did not yield any gain or loss in the Company’s consolidated statements of net income.  The net amount was collected in full on July 1, 2019.

•	Interest expense was $0.6 million in the second quarter of 2019 and $0.5 million in second quarter of 2018 due to higher average borrowings under the Company’s revolving credit line.

•
The provision for income tax for the second quarter of 2019 was $5.3 million and $3.3 million in the 2018 second quarter. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 26.7% for the second quarter of 2019 and 26.1% for the second quarter of 2018.

•
Net income attributable to non-controlling interests (permanent equity) was $1.8 million in the second quarter of 2019 and $1.4 million in the second quarter of 2018.  Net income attributable to redeemable non-controlling interests (temporary equity) was $3.4 million in the second quarter of 2019 and $2.6 million in the 2018 second quarter.

•
Same store revenues for de novo and acquired clinics open for one year or more increased 5.4% in the most recent quarter. Visits increased 4.6% for de novo and acquired clinics open for one year or more while the same store net rate increased 0.8%.

First Six Months 2019 Compared to First Six Months 2018

•
Net revenues increased $19.2 million, or 8.6%, from $223.4 million in the first six months of 2018, to $242.6 million in the first half of 2019, primarily due to an increase in net patient revenues from physical therapy operations, due to internal growth, new clinic development and an acquisition, and an increase in the revenue from the industrial injury prevention business, due to internal growth and acquisitions. The first six months of 2019 had 127 business days versus 128 in the first six months of 2018.

•
Net patient revenues from physical therapy operations increased approximately $13.5 million, or 6.5%, to $220.0 million in the first six months of 2019 from $206.5 million in the first six months of 2018 due to an increase in total patient visits of 5.4% from 1,955,000 to 2,059,000 and an increase in the average net patient revenue per visit to $106.83 from $105.67. Of the $13.5 million increase in net patient revenues, $8.4 million related to an increase in business of clinics opened or acquired prior to July 1, 2018 (“Mature Clinics”) and $5.1 million related to clinics opened or acquired after June 30, 2018 (“New Clinics”). Revenue from physical therapy management contracts was $4.4 million for both the first six months of 2019 and the 2018 comparable period.

•
Revenue from the industrial injury prevention business increased 54.5% to $17.2 million in the first six months of 2019 compared to $11.1 million in the first six months of 2018 due to internal growth and recent acquisitions.  Other miscellaneous revenue was $1.1 million in the first six months of 2019 and $1.4 million in the first six months of 2018.

•
Total operating costs were $184.5 million, or 76.0% of net revenues, in the first six months of 2019 as compared to $173.1 million, or 77.5% of net revenues, in the first six months of 2018. The $11.4 million increase was attributable to $2.7 million in operating costs related to Mature Clinics, an increase of $4.7 million related to New Clinics, an increase of $4.1 million related to the industrial injury prevention business and a reduction in management contracts costs of $0.1 million. Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, were 56.4% of net revenues in the recent quarter versus 56.8% in the first six months of 2018. Rent, supplies, contract labor and other costs as a percentage of net revenues were 18.6% in the first six months of 2019 versus 19.7% in the first six months of 2018. The provision for doubtful accounts as a percentage of net revenue was 1.0% for both periods.

•
The gross profit for the first six months of 2019 grew by 15.4% or $7.8 million to $58.1 million, as compared to $50.4 million in the first half of 2018. The gross profit percentage increased by 150 basis points to 24.0% of net revenue in the recent period as compared to 22.5% in the first six months of 2018. The gross profit percentage for the Company’s physical therapy clinics increased by 110 basis points to 23.9% in the recent period as compared to 22.8% in the first six months of 2018. The gross profit percentage on physical therapy management contracts increased by 180 basis points to 16.9% in the 2019 first six months as compared to 15.1% in the 2018 first six months. The gross profit percentage for the industrial injury prevention business increased by 580 basis points to 26.4% in the 2019 first six months as compared to 20.6% in the 2018 first six months.

•
Corporate office costs were $22.8 million in the first six months of 2019 compared to $20.3 million in the first six months of 2018. Corporate office costs were 9.4% of net revenues for the first six months of 2019 quarter as compared to 9.1% for the first six months of 2018.

•
Operating income for the first six months of 2019 increased 17.4% to $35.3 million as compared to $30.1 million in the first six months of 2018. Operating income as a percentage of net revenue increased by 110 basis points from 13.5% in the 2018 period to 14.6% in the first six months of 2019.

•	The gain of $5.8 million in the second quarter of 2019 resulted from a sale of partnership interest. See discussion above.

•	Interest expense was $1.0 million in the first six months of 2019 and $1.1 million in first six months of 2018.

•
The provision for income tax for the first six months of 2019 was $8.0 million and $5.7 million in the first six months of 2018. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 25.8% for the first six months of 2019 and 26.0% for the first six months of 2018.

•
Net income attributable to non-controlling interests (permanent equity) was $3.3 million in the first six months of 2019 and $2.6 million in the first six months of 2018.  Net income attributable to redeemable non-controlling interests (temporary equity) was $5.8 million in the first six months of 2019 and $4.3 million in the first six months of 2018.

•
Same store revenues for de novo and acquired clinics open for one year or more increased 5.2% in the first half of 2019. Visits increased 4.3% for de novo and acquired clinics open for one year or more while the same store net rate increased 0.9%.

U.S. Physical Therapy Press Release	Page 3
August 8, 2019

Other Financial Measures

For the second quarter of 2019, the Company's Adjusted EBITDA increased by 12.2% to $19.1 million from $17.0 million in the comparable 2018 quarter and as a percentage of net revenue increased by 30 basis points from 14.8% to 15.1%. For the first six months of 2019, the Company's Adjusted EBITDA increased by 12.1% to $34.7 million from $31.0 million in the comparable 2018 period and as a percentage of net revenue increased by 40 basis points from 13.9% to 14.3%. See definition and explanation of Adjusted EBITDA in the schedule on page 8.

Management Raises 2019 Earnings Guidance

U.S. Physical Therapy’s management is raising 2019 earnings guidance from Operating Results, a non-GAAP measure, to the range of $36.6 million to $37.9 million or $2.87 to $2.97 per share. On March 7th, the Company issued initial 2019 earnings guidance in the range of $35.1 million to $36.4 million or $2.76 to $2.85 per share. On April 11th, in conjunction with an acquisition, the Company raised guidance to the range of $35.9 million to $37.3 million or $2.82 to $2.92 per share. All three earnings ranges are based on an assumed annual corporate tax rate of approximately 26.5%.  Please note that the Company’s earnings guidance represents projected Operating Results from existing operations but excludes future acquisitions. The annual guidance figures may not be updated unless there is a material development that causes management to believe that Operating Results will be significantly outside the given range.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “I want to thank our entire team for the work they have put in this year resulting in our highest earnings quarter in our Company’s history. We continue to make improvements in all aspects of our business. Notably same store revenue growth has been excellent this year and we have achieved meaningful improvement in our physical therapy and industrial injury prevention margins. As a group, our top partnerships have continued their excellent performance which is built upon a foundation of great care, service and communication. I remain highly grateful to work with so many gifted people who strive every day to make a difference in the lives of those we serve.”

Larry McAfee, Chief Financial Officer, noted, “Revenue from the industrial injury business plus physical therapy revenue for workers comp patients increased by approximately 28% to $27.4 million in the second quarter of 2019 as compared to $21.5 million in the same quarter in 2018.”

U.S. Physical Therapy Declares Quarterly Dividend

The third quarterly dividend for 2019 of $0.30 per share will be paid on September 13, 2019 to shareholders of record as of August 15, 2019.  On July 1, 2019 the Company announced that it planned to increase the quarterly dividend for the remainder of 2019 from $0.27 in the first and second quarters to $0.30 in the third and fourth quarters. The $.30 third quarter dividend represents a 30% increase from $.23 per share paid in the third quarter of 2018. U.S. Physical Therapy began paying quarterly dividends in 2011 and has increased the dividend amount every year since.

Operating Leases – Right-to-Use Assets and Lease Liability

The Company implemented the new lease accounting standard beginning January 1, 2019. On June 30, 2019, the adoption resulted in $74.9 million of right-to-use assets and $79.3 million of operating lease liabilities, of which $24.1 million was classified as a current liability, in the consolidated balance sheet. For a detailed discussion of the new lease accounting standard refer to the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2019.

Second Quarter 2019 Conference Call

 U.S. Physical Therapy's Management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on August 8, 2019 to discuss the Company's Quarter and Six Months Ended June 30, 2019 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 6297501 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until November 8, 2019 at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 4
August 8, 2019

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes as the result of government enacted national healthcare reform;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
•	revenue and earnings expectations;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.
About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 564 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 26 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 5
August 8, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Net patient revenues	$113,363	$105,989	$220,013	$206,541
Other revenues	13,010	9,109	22,591	16,899
Net revenues	126,373	115,098	242,604	223,440
Operating costs:
Salaries and related costs	70,669	64,607	136,936	126,886
Rent, supplies, contract labor and other	23,026	22,168	45,070	43,944
Provision for doubtful accounts	1,240	1,151	2,446	2,212
Closure costs	13	18	9	30
Total operating costs	94,948	87,944	184,461	173,072

Gross profit	31,425	27,154	58,143	50,368

Corporate office costs	11,527	10,128	22,820	20,291
Operating income	19,898	17,026	35,323	30,077

Other income and expense
Gain on sale of partnership interest	5,823	-	5,823	-
Interest and other income, net	4	22	20	54
Interest expense - debt and other	(607)	(545)	(965)	(1,098)

Income before taxes	25,118	16,503	40,201	29,033

Provision for income taxes	5,318	3,267	8,026	5,743

Net income	19,800	13,236	32,175	23,290

Less: net income attributable to non-controlling interests:
Non-controlling interests - permanent equity	(1,802)	(1,380)	(3,339)	(2,581)
Redeemable non-controlling interests - temporary equity	(3,378)	(2,610)	(5,773)	(4,346)
	(5,180)	(3,990)	(9,112)	(6,927)

Net income attributable to USPH shareholders	$14,620	$9,246	$23,063	$16,363

Basic and diluted earnings per share attributable to USPH shareholders	$0.85	$0.48	$1.24	$0.74

Shares used in computation - basic and diluted	12,767	12,677	12,738	12,647

Dividends declared per common share	$0.27	$0.23	$0.54	$0.46

U.S. Physical Therapy Press Release	Page 6
August 8, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	June 30, 2019	December 31, 2018
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$34,859	$23,368
Patient accounts receivable, less allowance for doubtful accounts of $2,666 and $2,672, respectively	44,923	44,751
Accounts receivable - other	10,724	6,742
Receivable, net - sale and purchase of partnership interests	9,401	-
Other current assets	7,102	4,353
Total current assets	107,009	79,214
Fixed assets:
Furniture and equipment	52,831	52,611
Leasehold improvements	31,020	31,712
Fixed assets, gross	83,851	84,323
Less accumulated depreciation and amortization	63,829	64,154
Fixed assets, net	20,022	20,169
Operating lease right-of-use assets	74,930	-
Goodwill	303,549	293,525
Other identifiable intangible assets, net	50,055	48,828
Other assets	1,445	1,430
Total assets	$557,010	$443,166

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable - trade	$2,426	$2,019
Accrued expenses	31,346	38,493
Current portion of operating lease liabilities	22,558	-
Current portion of notes payable	690	1,434
Total current liabilities	57,020	41,946
Notes payable, net of current portion	4,316	402
Revolving line of credit	62,000	38,000
Deferred taxes	12,284	9,012
Deferred rent	-	2,159
Operating lease liabilities, net of current portion	56,711	-
Other long-term liabilities	566	829
Total liabilities	192,897	92,348

Redeemable non-controlling interests	133,366	133,943

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,989,350 and 14,899,233 shares issued, respectively	149	149
Additional paid-in capital	84,125	80,028
Retained earnings	176,610	167,396
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	229,256	215,945
Non-controlling interests	1,491	930
Total USPH shareholders' equity and non-controlling interests	230,747	216,875
Total liabilities, redeemable non-controlling interests, USPH shareholders' equity and non-controlling interests	$557,010	$443,166

U.S. Physical Therapy Press Release	Page 7
August 8, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018
OPERATING ACTIVITIES
Net income including non-controlling interests	$32,175	$23,290
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	4,958	4,866
Provision for doubtful accounts	2,446	2,212
Equity-based awards compensation expense	3,558	2,937
Deferred income taxes	5,421	(1,736)
Gain on sale of partnership interest, net of tax	(4,294)	-
Other	21	94
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(4,956)	(2,141)
Increase in accounts receivable - other	(2,468)	(2,934)
Increase in other assets	(2,759)	(140)
(Decrease) increase in accounts payable and accrued expenses	(4,780)	4,845
Decrease in other liabilities	(701)	(672)
Net cash provided by operating activities	28,621	30,621

INVESTING ACTIVITIES
Purchase of fixed assets	(4,876)	(3,270)
Purchase of business	(18,239)	(9,118)
Purchase of redeemable non-controlling interest, temporary equity	(2,053)	-
Purchase of non-controlling interest, permanent equity	(138)	(245)
Proceeds on sale of fixed assets	65	1
Net cash used in investing activities	(25,241)	(12,632)

FINANCING ACTIVITIES
Distributions to non-controlling interests, permanent and temporary equity	(7,934)	(6,735)
Cash dividends paid to shareholders	(6,891)	(5,828)
Proceeds from revolving line of credit	80,000	55,000
Payments on revolving line of credit	(56,000)	(53,000)
Payments to settle mandatorily redeemable non-controlling interests	-	(265)
Principal payments on notes payable	(1,057)	(1,898)
Other	(7)	(48)
Net cash provided by (used in) financing activities	8,111	(12,774)

Net increase in cash and cash equivalents	11,491	5,215
Cash and cash equivalents - beginning of period	23,368	21,933
Cash and cash equivalents - end of period	$34,859	$27,148

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$4,339	$7,483
Interest	$902	$1,106
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$4,000	$550
Purchase of business - payable to common shareholders of acquired business	$502	$-
Receivable related to sale of partnership interest	$11,601	$-
Payable related to purchase of partnership interest - settlement of redeemable non-controlling interest	$2,200	$-
Notes receivable related to sale of partnership interest - redeemable non-controlling interest	$2,780	$-

U.S. Physical Therapy Press Release	Page 8
August 8, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results (as defined below), a non-generally accepted accounting principles (“non-GAAP”) measure, equals net income attributable to USPH shareholders. In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not included in net income but charged directly to retained earnings and is included in the earnings per basic and diluted share calculation.

Management uses Operating Results, which eliminates the non-current cash item related to the revaluation of redeemable non-controlling interest that can be subject to volatility and unusual costs, as one of the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have mandatorily redeemable instruments and therefore have different liability and equity structures.

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense – debt and other, taxes, depreciation, amortization and equity-based awards compensation expense.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$14,620	$9,246	$23,063	$16,363
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(5,169)	(4,344)	(9,830)	(9,425)
Tax effect at statutory rate (federal and state) of 26.25%	1,356	1,140	2,580	2,474
	$10,807	$6,042	$15,813	$9,412

Basic and diluted per share	$0.85	$0.48	$1.24	$0.74

Adjustments:
Gain on sale of partnership interest	(5,823)	-	(5,823)	-
Revaluation of redeemable non-controlling interest	5,169	4,344	9,830	9,425
Tax effect at statutory rate (federal and state) of 26.25%	172	(1,140)	(1,052)	(2,474)
Operating results	$10,325	$9,246	$18,768	$16,363

Basic and diluted operating results per share	$0.81	$0.73	$1.47	$1.29

Shares used in computation - basic and diluted	12,767	12,677	12,738	12,647

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net income attributable to USPH shareholders	$14,620	$9,246	$23,063	$16,363

Adjustments:
Depreciation and amortization	2,520	2,398	4,920	4,866
Gain on sale of partnership interest	(5,823)	-	(5,823)	-
Interest income	(4)	(22)	(20)	(54)
Interest expense - debt and other	607	545	965	1,098
Provision for income taxes	5,318	3,267	8,026	5,743
Equity-based awards compensation expense	1,830	1,556	3,558	2,937

Adjusted EBITDA	$19,068	$16,990	$34,689	$30,953

U.S. Physical Therapy Press Release	Page 9
August 8, 2019

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Date	Number of Clinics

March 31, 2018	580
June 30, 2018	581
September 30, 2018	588
December 31, 2018	591

March 31, 2019	590
June 30, 2019	564